Exhibit 99.13g

AMENDED AND RESTATED

EXHIBIT A

dated _______________, 202_

to the Expense Limitation Agreement effective September 5, 2018 between abrdn Global Dynamic Dividend Fund (formerly known as Aberdeen Global Dynamic Dividend Fund) and Aberdeen Asset Managers Limited

Fund	Operating Expense Limit	Effective Date	Expiration Date

abrdn Global Dynamic Dividend Fund	1.16%	September 5, 2018	[June 30, 2024]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Exhibit A to be signed by their respective officers thereunto duly authorized, as of _______________, 202_.

abrdn Global Dynamic Dividend Fund	Aberdeen Asset Managers Limited

Name: Robert Hepp	Name:
Title: Vice President	Title: